Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Signs Definitive Agreement to Acquire CareKey, Inc.

NEWPORT BEACH, Calif. – November 21, 2005 – The TriZetto Group, Inc. (Nasdaq: TZIX) today announced that it has signed a definitive agreement to acquire privately held CareKey, Inc., a leading provider of advanced care management software. The combination of two distinct market leaders results in a broader, integrated portfolio of information technology products and services that enable healthcare payers to reduce the cost and improve the quality of their members’ healthcare, while efficiently administering their benefits. By leveraging and extending TriZetto’s strong technology footprint that touches nearly 100 million U.S. health plan members, the companies see an opportunity to advance payers’ capabilities to build stronger relationships with consumers.

The boards of directors of both companies have approved the acquisition. The transaction is subject to regulatory approval and other customary closing conditions, and is expected to close during the fourth quarter of 2005. Under the terms of the agreement, aggregate consideration includes $60 million in cash at closing. Additional contingent consideration of $40 million or more may be paid upon the achievement of certain future financial and other milestones.

“Advanced care management is one of the most significant growth opportunities we see in the market,” noted TriZetto Chairman and CEO Jeff Margolis. “We believe payers are the most logical source to supply innovative health improvement programs and offer personal health records to their members. I look forward to working with CareKey’s dynamic founders, Drs. Ido and Roy Schoenberg, and their talented team to build upon the significant early growth we have already experienced together.”

TriZetto and CareKey have had a strategic relationship since December 2003. Since then, the companies’ jointly developed product suite, CareAdvance™ Enterprise, has generated the greatest amount of new business contract bookings of any of TriZetto’s component software products.

“Payers today are confronted with rising medical costs, increased member demand for control of their care, and growing employer price sensitivity,” said CareKey’s President, Dr. Roy Schoenberg. “To better compete, health plans are partnering with members in making wellness decisions.” Dr. Ido

Schoenberg, CareKey’s CEO added, “With CareAdvance’s unique automation capabilities, payers can leverage their existing I.T. infrastructure to bring personalized case, disease, utilization and population management services to their entire membership. Together, TriZetto and CareKey are well positioned to provide comprehensive, practical and scalable solution to the rapidly evolving, consumer-driven market.”

TriZetto anticipates that the acquisition will be mildly accretive to 2006 earnings per share. CareKey’s founders, Dr. Ido Schoenberg and Dr. Roy Schoenberg, will join TriZetto as Chief Strategic Development Officer and Chief Internet Solutions Officer, respectively. CareKey’s employees are expected to join TriZetto as well. The combined CareAdvance team will operate under the continuing leadership of Dr. Robert London, TriZetto’s Chief Clinical Officer.

Conference Call

TriZetto will host a conference call at 8:00 a.m. Eastern Time today to further discuss the strategic and financial aspects of this combination. The dial-in number for the call is 210-234-0010. The passcode is TZIX. A replay will be available for 30 days at 203-369-3970. Investors may also listen to a webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, then on the Company Information drop-down menu item, and then on the Audio Presentations item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

CareAdvance Solutions

CareAdvance is a member-centric platform automating population, disease, case, and utilization management. Patented data-exchange technologies capture information from existing systems, including enrollment, claims, pharmacy, lab, predictive modeling and electronic medical records. Combined with nurse, member, and physician-provided data, this single information platform automatically drives all care management activity.

CareAdvance’s unique integration with TriZetto’s Facets enterprise administration system incorporates real-time access to members’ benefit and financial data, including claims, eligibility, benefits and authorizations. As a result, the combined system empowers all stakeholders – health plan staff, members, providers and employers – to collaboratively meet each member’s unique healthcare needs.

CareAdvance also includes unique capabilities for health plans and employers to reach out to a broader range of members more cost effectively, to help consumers understand their clinical and financial alternatives.

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, which healthcare payers utilize to improve their business processes and capitalize on new opportunities emerging from the consumerization of the healthcare industry. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s and CareKey’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s and CareKey’s operational capabilities, future financial structure, uses of cash, acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and CareKey; the contributions of CareKey to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s and CareKey’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s and CareKey’s customers, the ability of TriZetto and CareKey to meet their contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of November 21, 2005. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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Contacts:	Investors:	Media:
	Brad Samson	Brian Bogie, Schwartz Communications
	949-719-2220	781-301-1052
	brad.samson@trizetto.com	bbogie@schwartz-pr.com